Exhibit 99.1

Collectors Universe Declares Quarterly Cash Dividend of $0.35 per Common Share

NEWPORT BEACH, CA — April 24, 2017 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced that, pursuant to its previously adopted dividend policy, the Board of Directors has declared the Company's quarterly cash dividend of $0.35 per share of common stock for the fourth quarter of fiscal 2017.  The cash dividend will be paid on May 26, 2017 to stockholders of record on May 17, 2017.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com